Exhibit 21.1

Subsidiaries of Registrant listing state of incorporation

Name	State of Incorporation

PRI Medical Technologies, Inc.	Nevada
Medical Resources Management Financial, Inc.	California
Front Range Holmium Laser, LLC	California
Golden Gate Holmium Laser, LLC	California
Laser Venture 1, LLC	Delaware
Laser Venture 2, LLC	Delaware
Laser Venture 3, LLC	Delaware
Litho Venture 1, LLC	Delaware
Litho Venture 2, LLC	Delaware
Litho Venture 3, LLC	Delaware
Cryo Venture 2, LLC	Delaware
Cryo Venture 3, LLC	Delaware
Cryo Venture 4, LLC	Delaware
Cryo Venture 5, LLC	Delaware
Cryo Venture 6, LLC	Delaware